UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Silver Point Specialty Lending Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-1

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Silver Point Specialty Lending Fund Two Greenwich Plaza, First Floor

Greenwich, Connecticut 06830

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [    ], 2025

To the Shareholders of Silver Point Specialty Lending Fund:

A meeting of shareholders of Silver Point Specialty Lending Fund, a Maryland statutory trust (the “Fund”), will be held on [   ], 2025, at [ ] p.m. Eastern Time (the “Meeting”), at the offices of the Fund at Two Greenwich Plaza, First Floor, Greenwich, Connecticut 06830, for the following purposes:

1.

For the shareholders of the Fund to approve a fourth amended and restated investment advisory agreement between the Fund and Silver Point Specialty Credit Fund Management, LLC (the “Adviser”), which following the Effective Date (as defined herein), will modify the fee structure as follows: (i) the management fee will be increased from 0.75% of each shareholder’s aggregate net capital contribution to 1.25% of the Fund’s net assets (subject to the waiver described below), (ii) the incentive fee for both income incentive compensation and capital gain incentive compensation will be reduced from 15% to 12.5% and (iii) the hurdle rate for income incentive compensation will be reduced from 7% to 6%;

2.

To approve the application to the Fund of the reduced asset coverage requirements found in Section 61(a)(2) of the Investment Company Act of 1940, which would permit the Fund to increase the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Fund from 200% to 150% (the “Reduced Asset Coverage Ratio Proposal”); and

3.	To approve amendments to the Fund’s Amended and Restated Declaration of Trust (“Declaration of Trust”) to modify the relevant date used to determine the term expiration for each class of Trustees.

For your information, the Adviser has agreed to unilaterally waive 0.25% of the Management Fee (as defined herein) (from 1.25% to 1.00%) until the second anniversary of the Effective Date (as defined herein).

THE BOARD OF TRUSTEES, INCLUDING THE INDEPENDENT TRUSTEES, OF THE FUND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH PROPOSAL.

You have the right to receive notice of and to vote at the Meeting if you were a shareholder of record at the close of business on [ ], 2025. Please complete, sign, date and return your proxy card to us in the enclosed, postage-prepaid envelope or by sending us a pdf of your completed, signed and dated proxy card to irelations@silverpointcapital.com at your earliest convenience, even if you plan to attend the Meeting. If you attend the Meeting, you may revoke your proxy prior to its exercise and vote in person at the meeting. In the event that there are not sufficient shareholders present for a quorum, the Meeting may be adjourned from time to time, in the manner provided in our bylaws, until a quorum will be present or represented.

If you have any questions about the proposals to be voted on, please call the Fund at (203) 542-4200.

By Order of the Board of Trustees of the Fund,

/s/ James Kasmarcik
James Kasmarcik
Secretary

[   ], 2025

This is an important meeting. To ensure proper representation at the Meeting, please complete, sign, date and return the proxy card in the enclosed, postage-prepaid envelope. Even if you authorize a proxy prior to the Meeting, you still may attend the Meeting, revoke your proxy and vote your shares in person.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SILVER POINT SPECIALTY LENDING FUND

TWO GREENWICH PLAZA, FIRST FLOOR

GREENWICH, CONNECTICUT 06830

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

[   ], 2025

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Trustees (the “Board” and each member thereof, a “Trustee” and collectively, the “Trustees”) of Silver Point Specialty Lending Fund, a Maryland statutory trust (the “Fund,” “we,” “us,” or “our”), for use at the Fund’s Special Meeting of shareholders (the “Special Meeting”) to be held at the offices of the Fund at Two Greenwich Plaza, First Floor, Greenwich, Connecticut 06830, on [ ], 2025, at [ ] p.m. Eastern Time, or at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of shareholders dated [ ], 2025 (the “Notice”). The Fund is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). Silver Point Specialty Credit Fund Management, LLC (the “Adviser”) serves as the investment adviser and administrator of the Fund. The principal executive offices of each of the Fund and the Adviser are located at Two Greenwich Plaza, First Floor, Greenwich, CT 06830.

This Proxy Statement and the accompanying Notice and form of proxy are being provided to shareholders on or about [ ], 2025. The Board has fixed the close of business on [ ], 2025 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting. As of the Record Date, 36,907,451 of the Fund’s common shares, par value $0.001 per share (the “Common Shares”) were issued and outstanding, and the Fund had not issued any preferred shares. Shareholders of the Fund are entitled to cast one vote for each Common Share held.

If the form of proxy is properly executed and returned in time to be voted at the Special Meeting, the shares covered thereby will be voted at the Special Meeting in accordance with the instructions marked thereon. All properly executed proxies received by the Board that do not specify how shares should be voted will be voted “FOR” each of the proposals described in this Proxy Statement, and in the discretion of the persons named as proxies in connection with any other matter which may properly come before the Special Meeting or at any adjournment or postponement thereof.

The Board does not know of any matter to be considered at the Special Meeting other than the approval of the Advisory Agreement Proposal, the Reduced Asset Coverage Ratio Proposal and the Declaration of Trust Amendment Proposal. A shareholder may revoke his or her proxy any time before it is exercised by (i) voting in person at the Special Meeting, (ii) giving written notice of such revocation to the Secretary of the Fund, or (iii) returning a properly executed, later-dated proxy.

It is expected that the solicitation of proxies will be primarily by mail and email. The Fund’s officers, and personnel of the Adviser, may also solicit proxies by telephone, email, internet or in person. The Fund will pay the expenses associated with this Proxy Statement and solicitation, in a manner agreed upon by the Board.

Quorum Required

A quorum must be present at the Special Meeting for any business to be conducted. The presence in person or by proxy of the holders of at least 51% of all votes entitled to be cast shall constitute a quorum for the Special Meeting. Each Common Share is entitled to one vote. Abstentions will be treated as shares present for quorum purposes.

If a quorum is not present at the Special Meeting, the presiding officer or the shareholders who are represented in person or by proxy may adjourn the Special Meeting to permit the further solicitation of proxies.

Vote Required

Advisory Agreement Proposal: Approval of the Advisory Agreement Proposal requires the affirmative vote of the lesser of (i) 67% or more of the Common Shares present at the Special Meeting entitled to vote at such meeting if the holders of more than 50% of the outstanding Common Shares are present or represented by proxy at the Special Meeting, and (ii) a majority of the outstanding Common Shares.

Reduced Asset Coverage Ratio Proposal: Approval of the Reduced Asset Coverage Ratio Proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Special Meeting.

Declaration of Trust Amendment Proposal: Approval of the Declaration of Trust Amendment Proposal requires the affirmative vote of the lesser of (i) 67% or more of the Common Shares present at the Special Meeting entitled to vote at such meeting if the holders of more than 50% of the outstanding Common Shares are present or represented by proxy at the Special Meeting, and (ii) a majority of the outstanding Common Shares.

Abstentions will have the same effect as a vote “AGAINST” the Advisory Agreement and Declaration of Trust Amendment Proposals and will have no effect on the Reduced Asset Coverage Ratio Proposal.

To vote, sign, date and promptly return the enclosed proxy card in the accompanying postage pre-paid envelope or by sending us a pdf of your completed, signed and dated proxy card to irelations@silverpointcapital.com. If you have any questions regarding the proxy materials, please contact the Fund at (203) 542-4200. If the enclosed proxy card is properly executed and received prior to the Special Meeting and has not been revoked, the shares represented thereby will be voted in accordance with the instructions marked on the returned proxy card or, if no instructions are marked, the proxy card will be voted “FOR” the proposals described in this Proxy Statement; and in the discretion of the persons named as proxies in connection with any other matter that may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

BACKGROUND

Pursuant to the Shareholder Agreement, dated April 1, 2023, by and among the Fund and each shareholder of the Fund (the “Shareholders Agreement”), prior to June 30, 2025, the Fund is obligated to provide each shareholder with liquidity at net asset value, or the Fund is required to begin to wind-up its affairs and liquidate. The Fund intends to enter into subscription agreements with new investors that, in the aggregate, provide the Fund with sufficient capital to provide such liquidity to all of the Fund’s current shareholders (the “Liquidity Transaction”). The subscription agreements shall be held in escrow and will become effective contingent upon the current shareholders of the Fund approving Proposal 1 and Proposal 2 set forth in this proxy statement. If each proposal included in this proxy statement is approved by the requisite shareholders of the Fund, the current shareholders will be provided with the liquidity required by the Shareholders Agreement on or about [April 1], 2025, or as soon thereafter as practicable (the “Effective Date”), the Amended Advisory Agreement (as defined herein) will take effect on the Effective Date and the Fund may begin to utilize the additional leverage limit permitted by Proposal 2 after the Effective Date. If either or both of the proposals included in this proxy statement are not approved by the requisite shareholders of the Fund, the Fund may begin winding up its affairs and liquidating in accordance with the requirements of the Shareholders Agreement.

PROPOSAL 1

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

At a meeting of the Board held on February 19, 2025, the Board, including a majority of the Trustees who are not interested persons (as defined in Section 2(a)(19) of the Investment Company Act) of the Fund (“Independent Trustees”), approved a Fourth Amended and Restated Investment Advisory Agreement (the “Amended Advisory Agreement”) as being in the best interests of the Fund and the shareholders. The Board then directed that the Amended Advisory Agreement be submitted to the Fund’s shareholders for approval with the Board’s recommendation that the shareholders vote to approve the Amended Advisory Agreement.

The Fund is seeking approval of the Amended Advisory Agreement which, if approved by the Fund’s shareholders, will replace the current investment advisory agreement between the Fund and the Adviser, which, following the Effective Date, will, among other things, modify the fee structure as follows: (i) the management fee on total assets will be increased from 0.75% of each shareholder’s aggregate net capital contribution to 1.25% of the Fund’s net assets (subject to the waiver described below), (ii) the incentive fee for both income incentive compensation and capital gain incentive compensation will be reduced from 15% to 12.5% and (iii) the hurdle rate for the incentive compensation will be reduced from 7% to 6%.

A copy of the Amended Advisory Agreement marked to show all changes from the Current Advisory Agreement (as defined herein) is attached as Exhibit A to this Proxy Statement.

Overview of the Current Advisory Agreement

The Adviser

The Fund’s investment adviser, Silver Point Specialty Credit Fund Management, LLC, is registered as an investment adviser under the Investment Advisers Act of 1940. The Adviser serves as investment adviser pursuant to the current Third Amended and Restated Advisory Agreement, dated April 1, 2023 (the “Current Advisory Agreement”), in accordance with the 1940 Act. The Portfolio Manager of the Adviser is Edward Mulé. The Adviser is a wholly owned subsidiary of Silver Point Capital, L.P., located at Two Greenwich Plaza, First Floor Greenwich, Connecticut 06830.

Fees

The Fund pays the Adviser a fee for its services under the Current Advisory Agreement consisting of two components—a base management fee (“Management Fee”) and an incentive fee (the “Incentive Fee”). The costs of both the Management Fee and the Incentive Fee earned by the Adviser are ultimately borne by shareholders.

Management Fee

The Management Fee currently is calculated at an annual rate of 0.75% of the aggregate amount of our investors’ net capital contributions. The Management Fee for any partial quarter will be appropriately prorated.

Incentive Fee

The Incentive Fee consists of two components that are determined independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on our income (“Income Incentive Compensation”) and a portion is based on our capital gains (“Capital Gains Incentive Compensation”).

Quarterly Income Incentive Compensation

Income Incentive Compensation currently is paid to our Adviser quarterly in arrears with respect to the Fund’s pre-incentive compensation net investment income in each calendar quarter as follows:

(1)

no amount in any calendar quarter in which the Fund’s pre-incentive compensation net investment income in the current calendar quarter and each of the 11 preceding calendar quarters (the “Trailing Twelve Quarters”) does not exceed the “Hurdle Rate Amount,” which is determined on a quarterly basis by multiplying 1.75% (7.00% annualized) by the value of the Fund’s net assets (total assets less indebtedness) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters;

(2)

100% of the Fund’s pre-incentive compensation net investment income for the Trailing Twelve Quarters, if any, that exceeds the Hurdle Rate Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 2.0588% (8.2353% annualized) and the value of the Fund’s net assets (total assets less indebtedness) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters; and

(3)

for any calendar quarter in which the Fund’s pre-incentive compensation net investment income for the Trailing Twelve Quarters exceeds the Catch-Up Amount, 15% of the amount of the Fund’s pre-incentive compensation net investment income, in any, that exceeds the Catch-Up Amount for such Trailing Twelve Quarters.

For purposes of calculating the Income Incentive Compensation, pre-incentive compensation net investment income means interest income, dividend income and any other income accrued or earned, minus operating expenses (including Management Fees, expenses payable under any advisory agreement or sub-administration agreement, and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding Incentive Fees). Pre-incentive compensation net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero-coupon securities), accrued income that the Fund has not yet received in cash; there is no clawback of such amounts that are ultimately not received in cash. However, to the extent that such accruals are not received in cash and are written off, they currently are treated as a realized capital loss for the purpose of Capital Gains Incentive Compensation discussed herein. Pre-incentive compensation net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. To determine whether the pre-incentive compensation net investment income exceeds the hurdle rate, the pre-incentive compensation net investment income is expressed as a percentage rate of return on the Fund’s net assets (total assets less indebtedness).

Capital Gains Incentive Compensation

Capital Gains Incentive Compensation is calculated on an annual basis. For each calendar year, we currently pay the Adviser an incentive fee equal to (A) 15% of the difference, if positive, of the sum of our aggregate realized capital gains, if any, computed net of our aggregate realized capital losses, if any, and our aggregate unrealized capital depreciation, in each case from the inception of the Fund until the end of such calendar year minus (B) the cumulative amount of Capital Gains Incentive Compensation previously paid or allocated to our Adviser since the launch of the Fund (including amounts waived or reduced). For the avoidance of doubt, unrealized capital gains are excluded from the calculation in clause (A), above.

For purposes of computing the Capital Gains Incentive Compensation and the Income Incentive Compensation, our Adviser treats total return swaps or derivatives on a “look through” basis as if the Fund held the underlying loans directly. Under this “look through” methodology, the portion of the net settlement payments received by the Fund pursuant to the total return swap which would have represented net investment income to the Fund had the Fund held the loans or securities underlying the total return swap directly, will be treated as net investment income subject to the Income Incentive Compensation payable to the Adviser pursuant to the Current Advisory Agreement, rather than as realized capital gains in accordance with GAAP, and any unrealized depreciation on individual loans or securities underlying the total return swap will further reduce the Capital Gains Incentive Compensation payable to the Adviser with respect to realized gains.

Duration and Termination

The Current Advisory Agreement will remain in full force and effect for periods of one year, but only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of our trustees who are not “interested persons” (as defined in the 1940 Act) and in accordance with the requirements of the 1940 Act and (b) by a vote of a majority of our Board of Trustees or of a majority of our outstanding voting securities. The Current Advisory Agreement may, on 60 days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by our Board of Trustees, by vote of a majority of our outstanding voting share, as defined in the 1940 Act, or by our Adviser. The Current Advisory Agreement shall automatically terminate in the event of its assignment as defined in the 1940 Act.

Indemnification

The Fund has agreed to the fullest extent permitted by law to provide indemnification and the right to the advancement of expenses to each person who was or is made a party or is threatened to be made a party to or is involved (including as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a member, trustee, officer, partner, member, shareholder, controlling person, employee, agent, consultant, representative or any other person or entity affiliated with the Adviser with respect to all claims, damages, liabilities, costs and expenses resulting from acts of the Adviser in the performance of the person’s duties under the Current Advisory Agreement. The Fund’s obligation to provide indemnification and advancement of expenses is subject to the requirements of the 1940 Act and 1940 Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled) arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made. Despite these limitations, the rights, to indemnification and advancement of expenses may lead the Adviser and its members, managers, officers, employees, agents, controlling persons and other persons and entities affiliated with the Adviser to act in a riskier manner than they would when acting for their own account.

Overview of the Amended Advisory Agreement

The Amended Advisory Agreement will be substantially the same as the Current Advisory Agreement except that following the Effective Date:

•	the Management Fee will be increased from 0.75% of each shareholder’s aggregate net capital contribution to 1.25% of the Fund’s net assets (subject to the waiver described below);

•	the Incentive Fee for both the Income Incentive Compensation and the Capital Gain Incentive Compensation will be reduced from 15.0% to 12.5%; and

•	the hurdle rate for the Income Incentive Compensation will be reduced from 7% to 6%.

In addition, the Adviser has agreed to unilaterally waive 0.25% of the Management Fee (from 1.25% to 1.00%) until the second anniversary of the Effective Date. The Adviser and/or its affiliates also intend to make payments prior to the third anniversary of the Effective Date to one or more investors that own Common Shares of the Fund and/or have capital commitments of Common Shares above certain threshold amounts. Such payments will be made from the assets of the Adviser and/or its affiliates (and not the Fund).

Key Considerations with respect to the structure of the Amended Advisory Agreement

Revised Management Fee Calculation; Reduction of Incentive Fee

Under the Current Advisory Agreement, (i) the Management Fee is payable quarterly in arrears and calculated at an annual rate of 0.75% of each shareholder’s aggregate net capital contributions, (ii) the Incentive Fee for both the Income Incentive Compensation and the Capital Gain Incentive Compensation is 15% and (iii) the hurdle rate for the Income Incentive Compensation is 7%. Under the Amended Advisory Agreement, (i) the Management Fee would be payable quarterly in arrears at an annual rate of 1.25% of the Fund’s net assets, (ii) the Incentive Fee for both the Income Incentive Compensation and the Capital Gain Incentive Compensation is 12.5% and (iii) the hurdle rate for Income Incentive Compensation is 6%.

In addition to the foregoing amendments to the Management Fee as set forth in the Amended Advisory Agreement, the Adviser has also agreed to unilaterally waive 0.25% of the Management Fee (from 1.25% to 1.00%) until the second anniversary of the Effective Date.

Fees Payable to the Adviser

If the Amended Advisory Agreement is approved, after the Effective Date the Adviser may earn greater compensation under the Amended Advisory Agreement despite the Incentive Fee for both the Income Incentive Compensation and the Capital Gain Incentive Compensation being reduced from 15% to 12.5%. This is driven by the change in the Management Fee calculation from 0.75% of each shareholder’s aggregate net capital contribution to 1.25% of the Fund’s net assets and the reduction in the hurdle rate for Income Incentive Compensation from 7% to 6%. Additionally, if the Reduced Asset Coverage Ratio Proposal is approved, the additional leverage may (i) increase the likelihood that the Adviser will earn Incentive Fees and (ii) increase the amount of Incentive Fees earned by the Adviser.

In addition to the foregoing amendments to the Management Fee as set forth in the Amended Advisory Agreement, the Adviser has also agreed to unilaterally waive 0.25% of the Management Fee (from 1.25% to 1.00%) until the second anniversary of the Effective Date.

The table below compares the annual investment advisory fees under the Current Advisory Agreement for the 9-month period ended September 30, 2024 (annualized), to the pro forma annual investment advisory fees assuming the new fee structure provided for in the Amended Advisory Agreement had been in effect for the

9-month period ended September 30, 2024 (annualized), and assuming no changes in the amount of leverage utilized by the Fund, but does not show the impact of the Management Fee waiver described herein.

Annual Advisory Fee	Existing Agreement	Amended Agreement	Difference
Management Fees	$4,118,680	$6,780,964	$2,662,284
Incentive Fees	$10,116,856	$9,447,679	$(669,177)
Total Advisory Fees	$14,235,536	$16,228,643	$1,993,107
Total Operating Expenses	$43,008,204	$43,008,204	$—

The table below compares the annual pro forma annual investment advisory fees under the Amended Advisory Agreement for the 9-month period ended September 30, 2024 (annualized), assuming the Fund was subject to a 200% asset coverage requirement for the year to the pro forma annual investment advisory fees under the Amended Advisory Agreement assuming the 150% asset coverage requirement had been in effect for the 9-month period ended September 30, 2024 (annualized), assuming in each case the Fund used the maximum permitted leverage for the entire year and ratably increased the amount of its investments. The Adviser does not anticipate maintaining the Fund’s leverage at a 2.0x debt-to-equity ratio and the table should not be read to imply the Adviser intends to do so.

Annual Advisory Fee	Amended Agreement with 200% Asset Coverage	Amended Agreement with 150% Asset Coverage	Difference
Management Fees	$6,780,964	$6,780,964	$—
Incentive Fees	$10,020,231	$13,726,026	$3,705,795
Total Advisory Fees	$16,801,195	$20,506,990	$3,705,795
Total Operating Expenses	$45,567,317	$84,548,217	$35,980,900

Board Considerations

The Board held a meeting on February 19, 2025, to consider whether it would be in the best interests of the Fund and its shareholders to approve the Amended Advisory Agreement. At the meeting, the Board, including a majority of the Independent Trustees, voted unanimously to approve the Amended Advisory Agreement and submit it for approval by the Fund’s shareholders.

During the course of their deliberations, the Independent Trustees thoroughly reviewed and evaluated the portions of the Amended Advisory Agreement to be considered for approval including, but not limited to, the increase in Management Fee from 0.75% of each shareholder’s aggregate net capital contribution to 1.25% of the Fund’s net assets (subject to the waiver described herein), the reduction in the rate used to calculate the Incentive Compensation from 15% to 12.5% and the reduction in the hurdle rate for Income Incentive Compensation from 7% to 6%. The Board noted that, if the Reduced Asset Coverage Ratio Proposal is approved, the additional leverage may increase the likelihood that the Adviser will earn Incentive Compensation and the additional leverage may increase the amount of Incentive Compensation earned by the Adviser. Included in the materials provided to and reviewed by the Board was information with respect to the incentive fee rates paid by peer BDCs and comparable incentive fee structures used by peer BDCs.

The Board also noted that the Amended Advisory Agreement would not take effect until the Effective Date, which is after the date on which current shareholders will have been provided liquidity if they want it, and the new investors that have agreed to invest in the Fund know that the fee structure described in Proposal 1 will be in effect following the Effective Date.

In considering whether to recommend approval of the Amended Advisory Agreement, the Independent Trustees considered materials provided by the Adviser, and met with senior personnel of the Adviser and discussed a number of topics affecting their determination, which included (i) the nature, quality and extent of the advisory and other services to be provided to the Fund by the Adviser; (ii) the investment performance of the Fund; (iii) costs of the services provided to the Fund; (iv) economies of scale; (v) profitability of the Adviser; and (vi) the limited potential for additional “fall out” benefits derived by the Adviser. The Board took notice of its prior considerations of the Current Advisory Agreement. The Independent Trustees had an opportunity to meet in executive session with counsel to the Fund.

Conclusion

After weighing all the considerations described above, the Board, including all of the Independent Trustees, unanimously determined that the terms of the Amended Advisory Agreement, including the fees, are fair and reasonable in relation to the services to be provided and approved the Amended Advisory Agreement as being in the best interests of the Fund and its shareholders. No single factor was determinative to the decision of the Trustees.

The Board then directed that the Amended Advisory Agreement be submitted to shareholders for approval with the Board’s recommendation that the shareholders of the Fund vote to approve the Amended Advisory Agreement.

If shareholders approve this proposal, the Amended Advisory Agreement will supersede and replace the Current Advisory Agreement. The Amended Advisory Agreement will remain in effect for an initial two-year period and then from year to year if approved annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities, and (ii) the vote of a majority of the Independent Trustees.

If shareholders do not approve this proposal, the Current Advisory Agreement will remain in effect and the Board will consider and evaluate its options to determine what alternatives are in the Fund’s and the shareholders’ best interests.

Vote Required

Approval of the Amended Advisory Agreement requires the affirmative vote of a “majority of the outstanding voting securities” of the Fund. Under the 1940 Act, a “majority of the outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the shares of the Fund present or represented by proxy at the Special Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy at the Special Meeting or (b) more than 50% of the outstanding shares.

THE BOARD, INCLUDING THE INDEPENDENT TRUSTEES,

UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE AMENDED ADVISORY AGREEMENT.

PROPOSAL 2

REDUCED ASSET COVERAGE RATIO

Background and 1940 Act Requirements

The Fund is a closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required, under the 1940 Act, to meet a minimum asset coverage ratio reflecting the value of our total assets to our total senior securities, which include all of our borrowings and any preferred shares we may issue in the future. Prior to March 23, 2018, Section 61(a) of the 1940 Act did not permit a BDC to issue senior securities unless, at the time of issuance, the BDC had an asset coverage ratio of at least 200% taking into account such issuance of senior securities (i.e., a maximum debt-to-equity ratio of 1:1). However, on March 23, 2018, the Small Business Credit Availability Act (the “SBCA”) was signed into law and permits BDCs to be subject to an asset coverage ratio of at least 150% (i.e., a maximum debt-to-equity ratio of 2:1) if certain conditions are satisfied as set forth in the SBCA. In other words, while the Fund currently may borrow $1 for investment purposes for every $1 of investor equity, under the lower asset coverage requirement permitted by the SBCA, the Fund would be able to borrow $2 for investment purposes for every $1 of investor equity.

The SBCA provides that in order for a BDC whose common shares are traded on a national securities exchange to be subject to an asset coverage ratio of at least 150%, the BDC must obtain either: (i) approval of the required majority of its non-interested trustees, as defined in the Section 57(o) of the 1940 Act, which would become effective one year after the date of such approval, or (ii) shareholder approval (of more than 50% of the votes cast for the proposal at the Special Meeting in which a quorum is present) of the Reduced Asset Coverage Ratio Proposal, which would become effective on the first day after the date of such shareholder approval.

On February 19, 2025, the Board determined that this proposal is in the best interests of the Fund and its shareholders and approved submitting the reduction of the Fund’s asset coverage ratio to 150% to shareholders for shareholder approval. The Board recommends that the Fund’s shareholders vote in favor of the proposal to reduce the Fund’s asset coverage ratio requirement to at least 150% for purposes of Sections 18(a)(1) and 18(a)(2) of the 1940 Act. If this proposal is approved by shareholders at the Special Meeting, as adjourned, the Fund would become subject to an asset coverage ratio of at least 150% the day after the Special Meeting, as adjourned.

Although the Fund may determine not to significantly increase its leverage immediately after it becomes subject to the reduced asset coverage ratio, the Fund’s Board believes that having the flexibility for the Fund to incur the aforementioned additional leverage is in the best interests of shareholders.

Effect of Leverage on Returns to Shareholders

Leverage Table. The following table illustrates the effect of leverage on returns from an investment in our Common Shares assuming that we employ (i) our actual asset coverage ratio as of September 30, 2024, (ii) a hypothetical asset coverage ratio of 200% and (iii) a hypothetical asset coverage ratio of 150%, each at various annual returns on our portfolio as of September 30, 2024, net of expenses. The calculations in the table below are hypothetical, and actual returns may be higher or lower than those appearing in the table below.

Assumed Return on our Portfolio (Net of Expenses)	(10.00%)	(5.00%)	0.00%	5.00%	10.00%
Corresponding return to common shareholder assuming actual asset coverage as of September 30, 2024 (218%)(1)	(23.56)%	(14.24)%	(4.93)%	4.39%	13.70%
Corresponding return to common shareholder assuming 200% asset coverage(2)	(26.12)%	(16.04)%	(5.95)%	4.13%	14.22%
Corresponding return to common shareholder assuming 150% asset coverage(3)	(42.76)%	(27.67)%	(12.59)%	2.50%	17.59%

(1)

Based on (i) $1,010.47 million in total assets as of September 30, 2024, (ii) $458.58 million in outstanding indebtedness as of September 30, 2024, (iii) $542.37 million in net assets as of September 30, 2024, and

(iv) an annualized average interest rate on our indebtedness, as of September 30, 2024, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 5.8%.
(2)

Based on (i) $1,094.27 million in total assets on a pro forma basis as of September 30, 2024, after giving effect of a hypothetical asset coverage ratio of 200%, (ii) $542.37 million in outstanding indebtedness on a pro forma basis as of September 30, 2024, after giving effect of a hypothetical asset coverage ratio of 200%, (iii) $542.37 million in net assets as of September 30, 2024, and (iv) an annualized average interest rate on our indebtedness, as of September 30, 2024, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 6.0%.

(3)

Based on (i) $1,636.64 million in total assets on a pro forma basis as of September 30, 2024, after giving effect of a hypothetical asset coverage ratio of 150%, (ii) $1,084.75 million in outstanding indebtedness on a pro forma basis as of September 30, 2024, after giving effect of a hypothetical asset coverage ratio of 150%, (iii) $542.37 million in net assets as of September 30, 2024, and (iv) an annualized average interest rate on our indebtedness, as of September 30, 2024, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 6.3%

Fees and Expenses Table. The following table is intended to assist shareholders in understanding the costs and expenses that an investor owning Common Shares will bear, directly or indirectly, based on the assumptions set forth below. The Fund cautions that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, the Fund will pay such fees and expenses out of its net assets and, consequently, shareholders will indirectly bear such fees or expenses as investors in the Fund.

Estimated Annual Expenses (as percentage of net assets attributable to Common Share)	Actual asset coverage as of September 30, 2024 (218%)(1)	200% asset coverage(2)	150% asset coverage(3)
Management Fees(4)	0.76%	0.76%	0.76%
Incentive fees payable under the Investment Advisory Agreement (15.0% of net investment income and realized capital gains)(5)	1.86%	1.99%	2.94%
Interest payments on borrowed funds(6)	6.55%	7.57%	14.20%
Other expenses(7)	1.38%	1.38%	1.38%
Total annual expenses (estimated)	10.55%	11.70%	19.28%

(1)	Expenses for the “Actual asset coverage as of September 30, 2024 (218%)” column are based on actual expenses incurred for the three months ended September 30, 2024, annualized for a full year.
(2)

Expenses for the “200% asset coverage” column are based on annualized pro forma expenses for the three months ended September 30, 2024, and assume a hypothetical asset coverage ratio of 200%. The maximum amount of borrowings that could be incurred by the Fund is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Fund intends to incur or that would be available to the Fund to be incurred.

(3)

Expenses for the “150% asset coverage” column are based on annualized pro forma expenses for the three months ended September 30, 2024, and assume a hypothetical asset coverage ratio of 150%. The maximum amount of borrowings that could be incurred by the Fund is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Fund intends to incur or that would be available to the Fund to be incurred.

(4)	For purposes of the “200% asset coverage” and “150% asset coverage” columns, the table assumes average net capital contributions $549.16 million.
(5)	The amount above reflects the estimated incentive fee based on performance under the terms of the Amended Advisory Agreement.
(6)

Interest payments on borrowed funds represents an estimate of our annualized interest expense based on our total borrowings as of September 30, 2024. At September 30, 2024, the weighted average effective interest rate for total outstanding debt was 7.64%. For purposes of the “200% asset coverage” column, the table above assumes total debt outstanding of $542.37 million (the maximum amount of borrowings that could be incurred by the Fund under the current 200% asset coverage requirement). For purposes of the “150% asset coverage” column, the table above assumes total debt outstanding of $1,084.75 million (the maximum amount of borrowings that could be incurred by the Fund under the proposed 150% asset coverage requirement).
(7)	“Other expenses” includes estimated overhead expenses, including payments under agreements with our service providers other than the Adviser, and is estimated for the current fiscal year.

Example. The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Fund’s Common Shares, assuming (1) actual asset coverage (218%) as of September 30, 2024, (2) a hypothetical asset coverage ratio of 200% and (3) a hypothetical asset coverage ratio of 150%, assuming that the Fund’s annual operating expenses remain at the levels set forth in the table above for the respective asset coverage ratio, except for the incentive fee based on income. Transaction expenses are not included in the following example.

An investor would pay the following expenses on a $1,000 investment in the Fund’s Common Shares:

	1 year	3 years	5 years	10 years
Based on the Actual Asset Coverage (218%) as of September 30, 2024
You would pay the following expenses on a $1,000 Common Share investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$85	$247	$396	$724
You would pay the following expenses on a $1,000 Common Share investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$89	$256	$410	$743
Based on 200% Asset Coverage
You would pay the following expenses on a $1,000 Common Share investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$95	$271	$432	$771
You would pay the following expenses on a $1,000 Common Share investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$109	$306	$480	$828
Based on 150% Asset Coverage
You would pay the following expenses on a $1,000 Common Share investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$154	$412	$615	$951
You would pay the following expenses on a $1,000 Common Share investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$173	$453	$661	$979

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the investment advisory agreement and therefore subject to the incentive fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

These examples and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown. While the examples assume, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Amended Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. The examples exclude offering costs. In addition, while the examples assume reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value.

Board Considerations

The Board considered the information it received relating to, among other things:

•	the benefits of increased financial flexibility;

•	the potential to increase and sustain returns on equity;

•	the current middle market direct lending landscape;

•	the risks relative to benefits associated with the use of increased leverage; and

•	impact on the Management Fee and Incentive Fees to be payable to the Adviser.

No single factor was determinative of the Board’s decision, but rather, the Board based its determination on the total mix of information available to them. Each of these factors is discussed below.

Benefits of Increased Financial Flexibility

Based on the Fund’s balance sheet as of September 30, 2024, reducing the asset coverage requirements applicable to the Fund from 200% to 150% would allow the Fund to borrow more than $542 million in additional capital. This amount would provide additional flexibility to pursue attractive investment opportunities. The Board believes that the greater deal flow that may be achieved with this additional capital would enable the Fund to participate more meaningfully in the private debt markets and to make larger loans to its portfolio companies with no loss of diversification of the overall portfolio. With more capital, the Fund expects that it would, over time, be a more meaningful capital provider to middle market companies and be able to better compete for high-quality investment opportunities with other lenders having greater resources than the Fund currently has.

In addition, the Board believes that the capital made available by incurring additional leverage would allow the Fund to better manage its equity capital and to only undertake equity capital raises when market conditions are optimal for doing so.

The Board noted that 96.86% of the Fund’s total assets at fair value were invested in first lien debt (including first lien last out) as of September 30, 2024, and that a portfolio comprised of such assets is well suited to take advantage of additional leverage. As a result, with additional leverage, the Fund may continue to seek investments in lower risk, lower yielding loans.

The Board further noted that the increase in total assets available for investment as a result of incurring additional leverage would increase the assets available for investment in assets considered “non-qualifying assets” for purposes of Section 55 of the 1940 Act, which will also give the Fund greater flexibility when evaluating investment opportunities.

Potential to Increase and Sustain Returns on Equity

The Board discussed how access to greater leverage has the potential to increase and sustain the Fund’s investment yield and returns to common shareholders. Funds that use leverage generally aim to earn an investment return on money raised through leverage that exceeds the costs of leveraging, and thereby increase returns to common shareholders. The Board discussed that any investment returns in excess of the costs of leverage would benefit the holders of Common Shares; however, to the extent the costs of leverage exceed the investment returns, those costs would be borne by and reduce the returns to the holders of the Fund Common Shares.

While no assurances can be given that the investment yield and returns on equity attributable to increased borrowings would exceed the costs of such leverage, the Board concluded that the benefits of increased leverage outweigh the risks, as noted in more detail below.

The Current Middle Market Direct Lending Landscape

The Board considered the middle market direct lending landscape in which the Fund operates. The Fund’s primary competitors in providing financing to middle market companies include public and private funds, other BDCs, commercial and investment banks, collateralized loan obligations, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater resources than we do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we have. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do. Furthermore, many of the Fund’s competitors are not subject to the regulatory restrictions to which the Fund is subject under the 1940 Act and many competitors that are BDCs have adopted the 150% asset coverage requirement. Enabling the Fund to incur additional indebtedness is expected to increase the competitiveness of the Fund.

Risks Relative to Potential Benefits Associated With the Use of Increased Leverage

The Board considered how increased leverage could increase the risks associated with investing in the Fund’s Common Shares. For example, if the value of the Fund’s assets decreases, leverage will cause the Fund’s net asset value to decline more sharply than it otherwise would have without leverage or with lower leverage. Similarly, any decrease in the Fund’s revenue would cause its net income to decline more sharply than it would have if the Fund had not borrowed or had borrowed less. Such a decline could also negatively affect our ability to make dividend payments on our Common Shares or preferred shares, if any. In addition, common shareholders will bear the burden of any increase in the Fund’s expenses as a result of its use of leverage, including interest expenses and any increase in the Management Fee payable to the Adviser. Regardless, the Board concluded that the potential benefits of increased leverage outweigh these risks.

Impact on the Management and Incentive Fees

The Board considered the impact of the use of higher leverage on the Fund’s Management Fee and Incentive Fees that would be payable under the Current Advisory Agreement and the Amended Advisory Agreement, noting that additional leverage could increase the Incentive Fees. The Board noted that because the Incentive Fee payable to the Adviser will be calculated based on a percentage of the Fund’s return on its gross assets, the Adviser may be incentivized to pursue investments that are riskier or more speculative than would be the case in the absence of the Incentive Fee arrangement. In addition, unlike the Management Fee, the Income Incentive Compensation is payable only if the hurdle rate is achieved. Because the portfolio earns investment income on gross assets while the hurdle rate is based on the Fund’s net assets, and because the use of leverage increases gross assets without any corresponding increase in net assets, the Adviser may be incentivized to incur leverage to grow the portfolio, which will tend to enhance returns where our portfolio has positive returns and increase the chances that the hurdle rate is achieved. The Board, however, concluded that the potential benefits of increased leverage outweigh these risks.

Conclusion

Based on its consideration of each of the above factors and such other information as the Board deemed relevant, the Board concluded that the Reduced Asset Coverage Ratio Proposal is in the best interests of the Fund and the shareholders and recommended that the shareholders approve this proposal.

Required Vote

As required by the SBCA, approval of the Reduced Asset Coverage Ratio Proposal requires the affirmative vote of more than fifty percent (50%) of the votes cast for the Reduced Asset Coverage Ratio Proposal.

THE BOARD, INCLUDING THE INDEPENDENT TRUSTEES,

UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE REDUCED ASSET COVERAGE RATIO PROPOSAL.

PROPOSAL 3

DECLARATION OF TRUST AMENDMENT PROPOSAL

General

Section 2.3 of the Declaration of Trust currently provides that the relevant date for determining when the term of each class of Trustees expires is based on the first annual meeting of shareholders following the listing of the shares for trading on a stock exchange or market. As proposed, the amendment would provide the Board greater flexibility to call an annual meeting for the purpose of electing Trustees prior to the listing of shares, by allowing this relevant date to be an earlier designated date as determined by the Board.

A copy of the amended provision of the Declaration of Trust marked to show the proposed change being submitted for a shareholder vote as described herein is attached as Exhibit B to this Proxy Statement.

Board Approval

On February 19, 2025, the Board determined that this proposal is in the best interest of the Fund and its shareholders and approved submitting this proposal to shareholders for shareholder approval. The Board recommends that the Fund’s shareholders vote in favor of the proposal to amend the Declaration of Trust to modify the relevant date used to determine the term expiration for each class of Trustees and remove the duplicative language included in the indemnification provision.

Board Considerations

The Board believes the proposed amendment provides greater flexibility for the Board to call an annual meeting for the purpose electing Trustees.

Vote Required

As required by the Declaration of Trust, approval of the Declaration of Trust Amendment Proposal requires the affirmative vote of a “majority of the outstanding voting securities” of the Fund. Under the 1940 Act, a “majority of the outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the shares of the Fund present or represented by proxy at the Special Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy at the Special Meeting or (b) more than 50% of the outstanding shares.

THE BOARD, INCLUDING THE INDEPENDENT TRUSTEES,

UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE AMENDED DECLARATION OF TRUST.

OTHER BUSINESS

The Trustees do not intend to present any other business at the Special Meeting, nor are they aware that any shareholder intends to do so. If, however, any other matters are properly brought before the Special Meeting, the persons named in the proxy will vote thereon in accordance with their judgment.

COMMUNICATIONS WITH THE BOARD

All interested parties, including shareholders, may send communications to the Board, the Independent Trustees, the Chairman or any other individual trustee, by addressing such communication to the Board, the Independent Trustees, the Chairman or to the individual trustee, c/o Silver Point Specialty Lending Fund, Two Greenwich Plaza, First Floor, Greenwich, Connecticut 06830.

Exhibit A: Cumulative Changes

~~THIRD~~FOURTH AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN

SILVER POINT SPECIALTY LENDING FUND

AND

SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC

Agreement made this [ ] day of [ ], ~~2023,~~2025, (the “Liquidity Transaction Date”) by and between SILVER POINT SPECIALTY LENDING FUND, a Maryland statutory trust (the “Fund”), and SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a Maryland statutory trust that ~~operates as a closed-end management investment company that~~ has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940~~, as amended~~  (the “Investment Company Act”); ~~and~~

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Fund and the Adviser are parties to that certain Investment Advisory Agreement dated as of July 1, 2015, as amended and restated on December 20, 2019, ~~and on [_______________]~~on March 25, 2022 and on March 31, 2023 (as so amended and restated, the “Original Agreement”), and they wish to amend and restate the Original Agreement in its entirety, as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Definitions.

Certain capitalized terms used herein are defined in Annex A to this Agreement.

2.	Duties of the Adviser.

(a) The Fund hereby engages the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the ~~board~~Board of ~~trustees~~Trustees of the Fund (the “Board ~~of Trustees~~,” and each ~~member thereof~~trustee a “Trustee”)~~, if any~~, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in ~~any~~the Fund’s most recent registration ~~statements filed by the Fund with the Securities and Exchange Commission (the “SEC ”); (ii) during the term of this Agreement~~statement on Form 10 or Form N-2, as applicable (and as the same may be amended from time to time, the “Registration Statement”); (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s organizational documents~~,~~ (including any charter or declaration of trust and by-laws) as the same may be amended or superseded from time to time; and (iii) to the extent applicable, in accordance with the Investment Company Act~~, each Shareholder Agreement for so long as they remain in effect and such policies and instructions as the Board of Trustees, if any, may establish~~. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement~~,~~: (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Fund and its portfolio companies, as required. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to directly or indirectly (including through any subsidiary of the Fund ~~(~~, referred to herein as a “Subsidiary”~~)~~) acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board ~~of Trustees~~, if any. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (subject to and in accordance with the requirements of the Investment Company Act). The authority of the Adviser conferred pursuant to this Agreement shall apply equally in respect of any controlled Subsidiary.

(b) The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund. The Adviser shall be responsible for any compensation payable to any Sub-Adviser. Nothing in this subsection 2(c) will obligate the Adviser to pay any expenses that are the expenses of the Fund under Section 3 hereof. For so long as the Fund is regulated under the Investment Company Act, any sub-advisory agreement entered into by the Adviser shall be subject to approval by the Board ~~of Trustees~~ as required by Section 15 of the Investment Company Act and shall otherwise be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e)~~For any period during which the Fund is regulated under the Investment Company Act, the~~ The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Fund’s portfolio transactions and shall render to the Board ~~of Trustees~~ such periodic and special reports as the Board ~~of Trustees~~ may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request; provided that the Adviser may retain a copy of such records.

3.	Fund’s Responsibilities and Expenses Payable by the Fund.

(a) All personnel of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund, except as provided below.

(b) The Fund will bear all other fees, costs and expenses of its ~~investment~~ activities, operations, administration~~,~~ and transactions~~, meetings or liquidation~~ (“Operating Expenses”), including, without limitation, those relating to third party legal, accounting, tax, auditing, consulting and other professional expenses (including, without limitation, expenses relating to establishing reputation and public relations in connection with self-sourced lending or other financial transactions); the Management Fee (as defined below) and Incentive ~~Compensation~~Fee (as defined below); professional liability insurance (including costs relating to directors’ and officers’ liability insurance and errors and omissions insurance); fees and expenses associated with the Fund’s information, technology, communication, research and market data ~~expenses; interest on indebtedness~~costs; fees and expenses (including legal fees) relating to establishing and maintaining auditor, custodial, transfer agent, underwriter, administration services or prime brokerage relationships; fees and costs (including legal fees) of entering into ISDAs; custodial fees; bank service fees; investment-related fees and expenses (such as third-party sourcing fees, fees and expenses of legal and other professionals, due diligence expenses and travel, lodging and meal expenses) related to the sourcing, evaluation, discovery, investigation, negotiation, development, analysis, monitoring, structuring, purchase, trading, settling, holding or sale of investments, whether or not the investments are consummated; fees and expenses of any finders, senior advisors, originators, consultants (including sourcing consultants, operating consultants, research consultants, industry expert consultants, tax consultants and/or subject matter consultants) and other persons acting in a similar capacity (in each case, whether or not such persons are engaged by the Fund and/or its Affiliates in a dedicated or exclusive capacity); costs and expenses related to attending investment or financing related conferences or roadshows, including in connection with the sourcing of future investments or business sector opportunities or the evaluation of potential investments or financing opportunities, irrespective of whether any such investment is ultimately consummated; expenses related to any aggregating or special purpose vehicles (including~~, without limitation, overhead expenses~~ formation and Overhead Expenses related thereto); ~~interest payable on debt, if any, incurred to finance the Fund’s investments; other~~any and all costs and expenses incurred in connection with the incurrence of leverage and indebtedness, including with respect to credit agreements, margin financing, total return swaps and other derivatives, commitment-based financing reverse repurchase agreements, and other borrowings, and including any principal or interest on the Fund’s borrowings and indebtedness (including fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Fund and in guaranteeing the obligations of any issuers or its Affiliates); other out-of-pocket expenses related to the purchase, monitoring, sale, settlement, custody or transmittal of ~~Fund~~the Fund’s assets (directly or through trading Affiliates) as will be determined by the Adviser ~~(or an Affiliate thereof, as applicable)~~ in its sole discretion (including costs associated with systems and software used in connection with investment-related activities); costs of reporting to investors; any and ~~investor meetings;~~all costs and expenses incurred in connection with any meeting of the Shareholders that is generally open or applicable to all Shareholders (including the costs and expenses of any third-party speakers at any such meetings), any fees and expenses of the Board (including amounts paid to Trustees that are not “interested persons” (as that term is defined in Section 2(a)(19) of the Investment Company Act), and the reasonable expenses incurred by members of the Board in connection with their attendance or the expenses of their independent counsel); administration fees and expenses charged by any third-party provider of administration services; ~~entity-level taxes;~~ expenses relating to the offer, transfer, sale and marketing of ~~interests in the Fund, including with respect to a Liquidity Event~~the Fund’s common shares (the “Shares”), including all expenses related to the Liquidity Transaction, including the establishment of any entities or special purpose vehicles organized to facilitate the Liquidity Transaction, and any costs related to administering the Liquidity Transaction and the transfer of Shares pursuant thereto; organizational and offering fees and expenses of the Fund ~~or any Subsidiary~~ (including legal, accounting, consulting, ~~filing and other direct organizational costs);~~ capital raising (including travel, lodging and meals relating to the offering of the Fund), translation, printing and distribution fees and expenses (including fees and expenses related to the retention of, and services provided by, any service provider or agent engaged by the Fund and/or its Affiliates in connection with such translation, printing and distribution), filing fees and expenses related to the formation of the Fund, and other similar fees, costs and expenses and other direct organizational and offering costs); any fees, costs and expenses related to investor databases or marketplaces (e.g., iCapital) or distribution networks; any fees, costs and expenses related to entering into, and compliance with, side letters with Shareholders; federal ~~and~~, state and non-U.S. filing and registration fees and expenses; fees and expenses related to complying with (or facilitating compliance with) any applicable law, rule or regulation (including legal fees, costs and expenses, regulatory and compliance fees and expenses ~~of the Fund (including~~relating to past, current and prospective investments and any registration, compliance, filings or other obligations related to or arising out of the AIFM Directive or any other domestic or foreign regulatory regimes and any fees, costs and expenses with respect to any registration or reporting activities of the Fund~~)~~, including legal advice regarding the offering of Shares, or its investments); costs of winding up and liquidating the Fund; ~~costs associated with ensuring compliance with the applicable BDC and~~

~~regulated investment company (“RIC”) requirements under the Investment Company Act and the U.S. Internal Revenue Code of 1986, as amended (the “Code”); costs incurred in connection with the organization of, and transfer of assets to, a private~~expenses incurred in connection with a Shareholder that defaults in respect of a Capital Commitment; any and all out-of-pocket fees, costs and expenses incurred in connection with computing the value of the assets of the Fund (including, as applicable, any and all fees, costs and expenses associated with advisors, independent pricing services and third-party valuation consultants); expenses incurred in connection with the Fund’s tax returns, Form 1099-DIV (or similar schedules), including the costs of creating, printing and distributing such tax forms (or similar schedules), to the extent applicable; costs and expenses with respect to representation of the Fund and the Shareholders by the Adviser; taxes (except as may be specifically allocated to any Shareholder); fees and expenses in connection with ongoing compliance, filing and reporting obligations under U.S. FATCA (and similar reporting regimes, including CRS); fees and expenses of each persons designated to act as an anti-money laundering officer; any fees, costs and expenses of any loan servicers and other service providers and of any custodian, lenders, investment ~~vehicle~~banks and other financing sources; and other expenses associated with the operation of the Fund and its investment activities, including extraordinary expenses such as litigation, workout and restructuring and indemnification expenses, if any. For the avoidance of doubt, ~~the Fund will also bear its allocable share (based on invested capital) of any of the foregoing expenses incurred by any Subsidiary~~Operating Expenses do not constitute Overhead Expenses.

(c) The ~~Fund will also be responsible for the costs of the offering of common shares and other securities, including, but not limited to, costs and expenses relating to distributions paid to investors; costs of effecting sales and repurchases of the Fund’s securities; allocated costs incurred by the Adviser or its Affiliate in providing managerial assistance to those companies in which the Fund has invested who request it; transfer agent fees; fees and expenses paid to the Fund’s independent trustees (including expenses and costs related to meetings of the independent trustees); costs of preparing and filing reports with the SEC and other Fund reporting and compliance costs, including registration and listing fees; the Fund’s allocable portion of the fidelity bond; the costs of reports, proxy statements or other notices to investors, including printing and mailing costs; the costs of any stockholders’ meetings and communications; expenses payable under any underwriting agreement, including associated fees, expenses and any indemnification obligations; and all other expenses incurred by the Fund in connection with maintaining its status as a BDC. In addition, the~~ Fund will reimburse the Adviser or its Affiliates, as applicable, for all costs and expenses incurred in connection with administering the Fund’s business including out of pocket expenses (including travel, lodging and meals), ~~the Fund’s allocable portion of the Adviser’s or any affiliated Administrator’s~~any expenses of the Administrator (as defined below) ~~overhead expenses in~~or other third parties performing ~~its obligations~~similar or related administrative functions under this Agreement or any administration agreement with one or more Administrators (each, an “Administration Agreement”), as applicable, including ~~rent and the allocable portion of the compensation paid by the Adviser or its Affiliates, as applicable,~~third-party software licensing and implementation, data management, recovery services and any Overhead Expenses relating to the Fund’s General Counsel, Chief Compliance Officer and Chief Financial Officer and their respective staffs, as well as compensation of such persons paid by the Adviser or its Affiliates, as applicable (based on the percentage of time such individuals devote, on an estimated basis, to the ~~business~~ affairs of the Fund)~~, third-party software licensing, implementation, data management and recovery services and custom development costs~~.

(d) To the extent that expenses to be borne by the Fund are paid by the Adviser and/or one or more administrators or sub-administrators of the Fund (each, together with any successor thereto, an “Administrator”), the Fund will reimburse the Adviser and/or such Administrator(s), as applicable, for such expenses, it being understood that the administrative services contemplated by this Section 3 may be performed by the Adviser or any of its Affiliates, one or more third-party Administrators, or a combination thereof.

4.	Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and an incentive ~~compensation~~fee (the “Incentive ~~Compensation~~Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Fund may adopt, a deferred compensation plan pursuant to which the Adviser may elect~~,~~ to defer or waive all or a portion of its fees hereunder for a specified period of time.

(a)	The Management Fee shall be payable as follows:

(i)

The Management Fee shall be payable by the Fund to the Adviser in arrears, calculated and payable on the last day of each calendar quarter and shall equal ~~0.75~~1.25% per annum of the ~~Limited Partners’ aggregate net capital contributions. If the Fund commences winding up in connection with the expiration of the Fund’s term, the~~Fund’s net assets. The Management Fee will be ~~payable until the final termination of the Fund following the complete Realization of the Fund’s investments.~~ calculated based on the value of the Fund’s net assets at the end of the applicable calendar quarter.

(ii)	The Management Fee for any partial month or quarter will be appropriately prorated.

(b)

The Incentive ~~Compensation~~Fee shall have two separate components, an income component (“Income Incentive ~~Compensation~~Fee”) and a capital gains component ~~(“Capital Gains Incentive Compensation”)~~, and shall be payable as follows:

(i)

Income Incentive ~~Compensation.~~Fee. The Income Incentive ~~Compensation~~Fee will be calculated and payable to the Adviser quarterly in arrears based on the Pre-Incentive ~~Compensation~~Fee Net Investment Income generated by the Fund. For this purpose, “Pre-Incentive ~~Compensation~~Fee Net Investment Income~~” means interest income, dividend income and any other~~” means dividends (including reinvested dividends), interest and fee income accrued ~~or earned~~ by the Fund during the calendar quarter, minus the Fund’s accrued operating expenses for the quarter (including the Management Fee, expenses payable under any Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred ~~stock~~shares, but excluding the Incentive ~~Compensation~~Fee). Pre-Incentive ~~Compensation~~Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with ~~pay in kind~~pay-in-kind interest and ~~zero-coupon~~zero coupon securities), accrued income that the Fund ~~has~~may not ~~yet~~have received in cash. Pre-Incentive ~~Compensation~~Fee Net Investment Income also includes net interest income, if any, from derivative financial instruments or swaps on a look-through basis as if the Fund owned the reference assets directly (where such net interest income is defined as the difference between (A) the interest income and fees received in respect of the reference assets of the derivative financial instrument or swap and (B) the interest expense or financing charges and other expenses paid by the Fund to the derivative or swap counterparty). Pre-Incentive ~~Compensation~~Fee Net Investment Income does not include any realized capital gains, realized capital losses and unrealized capital appreciation or depreciation.

The Income Incentive ~~Compensation~~Fee, if any, will be calculated and paid quarterly in arrears based on a percentage of the amount by which Pre-Incentive ~~Compensation~~Fee Net Investment Income in respect of the current calendar quarter and the eleven preceding calendar quarters ~~beginning with the calendar quarter that commences on July 1, 2015 (or the appropriate portion thereof in the case of the Fund’s first eleven calendar quarters that commence on July 1, 2015) (in either case,~~ (the “Trailing Twelve Quarters”) exceeds the Hurdle Rate Amount (as defined below) in respect of the Trailing Twelve Quarters. The “Hurdle Rate Amount” will be determined on a quarterly basis, and will be calculated by multiplying ~~1.75~~1.50% (~~7.00~~6.00% annualized) by the value of the Fund’s net assets (total assets less indebtedness) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The amount of Income Incentive ~~Compensation~~Fee that will be paid to the Adviser for a particular calendar quarter will equal the excess, if any, of the Income Incentive ~~Compensation~~Fee so calculated less the aggregate Income Incentive ~~Compensation~~Fee that was paid to the Adviser in the preceding eleven calendar quarters ~~(or portion thereof)~~ comprising the relevant Trailing Twelve Quarters.

Income Incentive ~~Compensation~~Fee for each calendar quarter will be calculated as follows:

(A)	No amount in any calendar quarter in which the Fund’s Pre-Incentive ~~Compensation~~Fee Net Investment Income for the Trailing Twelve Quarters does not exceed the Hurdle Rate Amount;

(B)

100% of the Fund’s Pre-Incentive ~~Compensation~~Fee Net Investment Income for the Trailing Twelve Quarters, if any, that exceeds the Hurdle Rate Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying ~~2.0588~~1.7143% (~~8.2353~~6.8571% annualized) and the value of the Fund’s net assets (total assets less indebtedness) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters; and

(C)

For any calendar quarter in which the Fund’s Pre-Incentive ~~Compensation~~Fee Net Investment Income for the Trailing Twelve Quarters exceeds the Catch-Up Amount, ~~15~~12.5% of the amount of the Fund’s Pre-Incentive ~~Compensation~~Fee Net Investment Income, if any, that exceeds the Catch-Up Amount for such Trailing Twelve Quarters.

These calculations shall be appropriately adjusted for any share issuances or repurchases during the quarter (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) and shall be appropriately prorated for any period of less than three months.

If the Fund commences winding up in connection with the expiration of the Fund’s term, the Income Incentive ~~Compensation~~Fee will be payable until the final termination of the Fund following the complete Realization of the Fund’s investments and the termination date will be treated as though it were a quarter-end for purposes of calculating and paying the final Income Incentive ~~Compensation~~Fee.

(ii)

Incentive Fee on Capital Gains ~~Incentive Compensation~~. The Incentive Fee on Capital Gains ~~Incentive Compensation~~(“Capital Gains Fee”) will be paid by the Fund to the Adviser pursuant to the terms hereof, will be determined and payable in arrears as of the end of each ~~calendar~~fiscal year, and will equal ~~15~~12.5% of the Fund’s Cumulative Capital Gains (as defined below), if any, from ~~inception of the Fund~~the Liquidity Transaction Date through the end of each ~~calendar~~fiscal year, less the amount of any previously paid Capital Gains ~~Incentive Compensation for prior periods (including any such amounts allocated to the Fund’s General Partner prior to Conversion in accordance with the Partnership Agreement and treating any Incentive Compensation waived or reduced with respect to any SP Persons or other Limited Partner since the Initial Closing as having been previously paid)~~Fee subsequent to the Liquidity Transaction Date. For this purpose, “Cumulative Capital Gains” means, on any relevant date, cumulative realized capital gains, less the sum of (a) cumulative realized capital losses and (b) cumulative unrealized capital depreciation on investments, in each case as of such date and subsequent to the Liquidity Transaction Date.

For purposes of computing the Capital Gains ~~Incentive Compensation~~Fee, the calculation methodology will look through derivative financial instruments or swaps as if the Fund owned the reference assets directly. Therefore, on a look-through basis, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the Capital Gains ~~Incentive Compensation~~Fee.

If the Fund commences winding up in connection with the expiration of the Fund’s term, the Capital Gains ~~Incentive Compensation~~Fee will be payable until the final termination of the Fund following the complete Realization of the Fund’s investments and the termination date will be treated as though it were a ~~calendar~~fiscal year-end for purposes of calculating and paying the final Capital Gains ~~Incentive Compensation~~Fee.

5.	Transaction Fees.

(a) If the Adviser or its Affiliates or their respective officers, directors, partners, members, shareholders or employees (other than the Fund or any Subsidiary) receive any compensation in the form of directors’ fees, transaction fees, monitoring fees, financial advisory fees, investment management fees, origination fees, arrangement fees, commitment fees, broken deal fees and other fees for similar or related services and any other compensation in connection with lending or other financial transactions or investments (including, without limitation, acquisitions, dispositions, recapitalizations and restructurings), the portion of such compensation ratably attributable to investments made (or, in the case of broken deal fees, proposed) either directly by the Fund or indirectly through a Subsidiary will be paid to the Fund (or such Subsidiary, as applicable) or applied as an offset to the Management Fee, in the discretion of the Adviser.

(b) Any fees received by the Adviser or its Affiliates in connection with or arising from providing administrative, collateral management or similar or related services in respect of lending or other financial transactions or investments will be retained by the Adviser and will not be paid to the Fund or applied as an offset to the Management Fee, it being understood that, in the event that any expenses incurred by the Adviser or its Affiliates in connection with the provision of the foregoing services are charged to the Fund (or a Subsidiary) as a Fund expense, the portion of such compensation ratably attributable to such expenses will be paid to the Fund.

6.	Covenants of the Adviser.

(a) The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including, but not limited to, the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(b) The Adviser further covenants that it will maintain its registration as an investment adviser under the Advisers Act at all times that the Adviser is required by applicable law or regulation to be registered.

7.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay any broker-dealer or other member of a national securities exchange (a “Broker-Dealer”) an amount of commission for effecting a securities transaction in excess of the amount of commission another Broker-Dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as overall cost of the transaction (including the applicable brokerage commission or dealer spread); the size and type of the transaction; the nature of the market for the financial instrument; execution capability, speed and efficiency; market intelligence regarding the transaction; the extent to which the Broker-Dealer makes a market in the financial instrument involved or has access to such markets; the Broker-Dealer’s financial stability; the Broker-Dealer’s reputation for diligence, fairness and integrity; quality of service rendered by the Broker-Dealer in other transactions for the Adviser; confidentiality considerations; the quality and usefulness of research services and investment ideas presented by the Broker-Dealer; the Broker-Dealer’s willingness to correct errors; the Broker-Dealer’s ability to accommodate any special execution or order handling requirements in connection with any particular transaction; and other factors deemed appropriate by the Adviser.

8.	Limitations on the Activities of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser and each of its Affiliates may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other ~~investment based~~investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law)~~; provided that the foregoing shall be without prejudice to the obligations of the Adviser and its Affiliates pursuant to the provisions of each Shareholder Agreement~~. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees/directors, officers, employees and/or shareholders of the Fund are or may become interested in the Adviser and its Affiliates, as directors, officers, employees, partners, ~~stockholders~~shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, ~~stockholders,~~shareholders, members and managers of the Adviser and its Affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

9.	Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a member, manager, partner, officer or employee of the Adviser, the Administrator or any of ~~its~~their Affiliates is or becomes a trustee~~,~~/director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such member, manager, partner, officer and/or employee of the Adviser ~~or such Affiliate~~, the Administrator or any of their Affiliates shall be deemed to be acting in such capacity solely for the Fund, and not as a member, manager, partner, officer or employee of the Adviser ~~or such Affiliate~~, the Administrator or any of their Affiliates or under the control or direction of the Adviser ~~or such Affiliate~~, the Administrator or any of their Affiliates, even if paid by the Adviser ~~or such Affiliate~~, the Administrator or any of their Affiliates.

10.	Exculpation; Indemnification; Advancement of Expenses.

(a)~~None~~ To the fullest extent permitted by law and subject to and pursuant to Section 10(f) herein, none of the Adviser, its Affiliates, and their respective directors, officers, partners, members, shareholders, “controlling persons” (as defined under the Investment Company Act), employees, agents, consultants and representatives (collectively, the “Covered Persons”) will be liable to the Fund ~~for (i) any act taken or failed to be taken by any such Covered Person~~  except for any ~~such~~ act or failure to act that constitutes ~~(x) Disabling Conduct (as defined below), (y) a knowing and material breach of this Agreement, the Declaration of Trust or any Shareholder Agreement, that has not been cured within thirty (30) days or (z)~~ a violation of the antifraud provisions of any U.S. federal securities law, ~~in each case,~~ as finally determined by a court of competent jurisdiction ~~or (ii) any mistake, negligence, misconduct or bad faith of any broker or other agent or representative of the Fund selected or employed by the Board of Trustees or the Adviser or their Affiliates in good faith~~. Notwithstanding anything to the contrary in this Section 10 (except as provided in Section 10(f)), any Covered Person may consult with legal counsel and accountants in respect of Fund affairs and shall be fully protected and justified in taking or refraining from any action in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants selected in good faith for purposes of exculpation and indemnification contemplated herein (irrespective of any judicial determination regarding the conduct of such Covered Person).

(b) To the fullest extent permitted by law and subject to and pursuant to Section 10(f) herein, the Fund shall indemnify and hold harmless the Covered Persons from and against all claims, damages, liabilities, costs and expenses, including legal fees (“Indemnifiable Items”), to which they may be or become subject by reason of their activities on behalf of the Fund, or otherwise relating to this Agreement, except (i) to the extent that such Indemnifiable Items were incurred as a result of such Covered Person’s ~~(x) Disabling Conduct, (y) knowing and material breach or violation of this Agreement, the Declaration of Trust or any Shareholder Agreement, that has not been cured within thirty (30) days or (z)~~ violation of the antifraud provisions of any U.S. federal securities law~~, in each case~~, as finally determined by a court of competent jurisdiction, (ii) with respect to any Indemnifiable Items that arise out of any action, suit or proceeding solely among the Adviser and/or its Affiliates and their respective directors, officers, partners, members, shareholders and employees and (iii) to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by a tribunal of competent jurisdiction) with respect to the receipt of compensation for services to the extent the Fund elects to be regulated as a BDC under the Investment Company Act. The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person’s conduct constituted ~~Disabling Conduct, a knowing and material breach or violation of this Agreement or the Declaration of Trust that has not been cured within thirty (30) days or~~ a violation of the antifraud provisions of any U.S. federal securities law. ~~“Disabling Conduct” shall mean fraud, willful misfeasance or gross negligence as finally determined by a court of competent jurisdiction.~~

(c) Expenses (including attorneys’ fees) incurred by a Covered Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Fund prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that such Covered Person is not entitled to be indemnified hereunder~~; provided that no advances shall be made by the Fund in respect of any action, suit or proceeding against a Covered Party initiated by the Fund shareholders (other than SP Persons) holding more than 50% of the Fund’s common shares and bringing substantially similar claims under their respective Shareholder Agreements. For the avoidance of doubt, in the event any such Covered Person is not finally determined to have engaged in Disabling Conduct, a knowing and material breach or violation of this Agreement, the Declaration of Trust or any Shareholder Agreement that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities laws, in each case, by a court of competent jurisdiction, the indemnification provision described in Section 10(b) will apply~~. The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to such Covered Person’s successors, assigns and legal representatives.

(d)~~In the event~~ Any Covered Person that is (i)  ~~a Covered Person is~~ appointed to serve as a manager, director or officer of the issuer of any Portfolio Investment, or is otherwise authorized to act on behalf of such issuer and (ii)  ~~such Covered Person is~~ entitled to seek indemnification from such issuer pursuant to a written agreement with such issuer ~~entered into after the Initial Closing (a “Written Agreement”)~~ or pursuant to such issuer’s articles of incorporation, bylaws, partnership agreement, limited liability company agreement or other constitutive documents~~, the Adviser will endeavor to ensure that any such Written Agreement shall provide that the indemnification obligations of such issuer are primary and the indemnification obligations of the Fund are secondary. Any Covered Person meeting the criteria described in clauses (i) and (ii) above~~  (a “Representative”) entitled to indemnification from the Fund in connection with Indemnifiable Items arising from such Representative’s activities in such capacity shall use reasonable efforts to first seek recovery under any other indemnity or any insurance policies by which such Representative is indemnified or covered (other than pursuant to terms of the operating agreements of the Adviser and its Affiliates), as the case may be, but only to the extent that the indemnitor with respect to such indemnity, or insurer with respect to such insurance policy, provides such indemnity or coverage on a timely basis. Prior to making an indemnification payment or providing advancement of expenses pursuant to this Section 10 to a Representative that is also entitled to indemnification from an issuer of a Portfolio Investment or insurance policy, the Adviser shall require such Representative to agree that it shall (x) cause the Fund to be subrogated to its rights with respect to such payment from such issuer or insurance policy, as applicable, (y) assign to the Fund all of its rights to advancement, indemnification or contribution from or with respect to such issuer or insurance policy and (z) cooperate with the Fund in its efforts to recover such payments through indemnification or otherwise.

(e) In any action, suit or proceeding against the Fund or the Covered Persons relating to or arising out of, or alleged to relate to or arise out of, any Indemnifiable Items, the Covered Persons shall have the right to jointly employ, at the expense of the Fund, counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Fund, in such action, suit or proceeding; provided that if retention of joint counsel by the Covered Persons would create a conflict of interest, each group of Covered Persons which would not cause such a conflict shall have the right to employ, at the expense of the Fund, separate counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Fund, in such action, suit or proceeding.

(f) Notwithstanding anything in this Section 10 to the contrary, nothing contained herein shall be construed so as to provide for the exculpation of the Adviser or Covered Persons for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10 to the fullest extent permitted by law. In addition, ~~for so long as the Fund is regulated under the Investment Company Act,~~ nothing contained herein shall protect or be deemed to protect the Covered Persons against or entitle or be deemed to entitle the Covered Persons to indemnification in respect of any liability to the Fund or its security holders to which the Covered Persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder ~~to the extent the Fund elects to be regulated as a BDC under the Investment Company Act~~). The provisions set forth in this Section 10 shall not be construed to limit or exclude any other right to which a Covered Person may be lawfully entitled and shall survive the termination of this Agreement.

11.	Use of Name.

The Fund acknowledges that it has adopted its name through the permission of the Adviser. The Adviser hereby consents to the non-exclusive use by the Fund of the name “Silver Point Specialty Lending Fund” only so long as the Adviser serves as the investment adviser of the Fund. The Fund agrees that it will indemnify and hold harmless the Adviser and its Affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, which may arise out of the Fund’s use or misuse of the name “Silver Point Specialty Lending Fund” ~~(other than any losses from the Fund’s use or misuse of the name resulting from the Disabling Conduct of the Adviser or any other Covered Person)~~ or out of any breach of, or failure to comply with, this Section 11. The provisions set forth in this Section 11 shall survive the termination of this Agreement.

12.	Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the first date above written.

~~(b)~~

(b) (i) For so long as the Fund is regulated under the Investment Company Act, this Agreement shall continue in effect for two years from the date of this Agreement, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (A) the vote of the Fund’s Board ~~of Trustees~~, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act) and (B) the vote of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act; and

(ii) For so long as the Fund is regulated under the Investment Company Act, this Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund. This Agreement also may be terminated at any time, without a penalty, upon sixty (60) days’ written notice by the vote of the Fund’s Board ~~of Trustees~~ or by the Adviser.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(d) The provisions of Sections 3, 10, and 15 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 3 and 4 through the date of termination or expiration and Section 10 shall continue in force and effect and apply to the Adviser and each Covered Person as and to the extent applicable.

13.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

14.	Amendments.

This Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Fund’s ~~independent trustees~~Independent Trustees and the majority of the outstanding voting securities of the Fund must be obtained in conformity with the requirements of the Investment Company Act.

15.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) of the United States for the District of Delaware.

16.	Severability.

If it is determined by a tribunal of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17.	Counterparts.

This Agreement may be executed, through the use of separate signature pages or supplemental agreements in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart.

18.	No ~~Third-Party~~Third Party Rights.

This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including the Section 10 indemnification provisions), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

[Remainder of page intentionally left blank.]

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

SILVER POINT SPECIALTY LENDING FUND

By:
Name:
Title:
~~SILVER POINT SPECIALTYLENDING FUND~~

SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC

By:
Name:
Title:
~~By: Name: Title:~~
~~SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC~~
~~By: Name: Title:~~

ANNEX A

“Affiliate” means, when used with reference to a specified Person, (i) any other Person, directly or indirectly, controlling, controlled by or under common control with such specified Person and (ii) any officer, director or partner of such specified Person. The term “control,” with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or to influence the decision-making of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Declaration of Trust” means the Second Amended and Restated Declaration of Trust of the Fund, dated ~~November 15, 2021~~April [ ], 2025, as may be amended from time to time.

~~“General Partner” means Silver Point Specialty Credit Fund GP, LLC, a Delaware limited liability company, or any other Person who became a successor General Partner pursuant to the terms of the Partnership Agreement. “Initial Closing” means July 1, 2015.~~

“Investment” means the investment by the Fund or a Subsidiary in any equity, debt or other financial instruments or assets of any type, whether or not such investments are privately placed, directly purchased, publicly traded, held through participations or otherwise, or issued by any company, entity, organization, government or other Person.

~~“Limited Partner” means any limited partner admitted to the Fund in accordance with the terms of the Partnership Agreement.~~

“Liquidity Transaction” means the sale of Shares in a private offering pursuant to which investors will make capital commitments to acquire Shares from the holders of Shares prior to the Liquidity Transaction Date (either directly or through a special purpose vehicle set up for such purpose) at a price equal to the Fund’s most recent month-end net asset value per Share determined prior to the Liquidity Transaction Date.

~~“Liquidity Event” means one or more of the Company, the Adviser, any of their Affiliates or any third parties providing, on or before June 30, 2025, each Unaffiliated Investor the opportunity to sell for cash all of the BDC Shares owned by the Unaffiliated Investor at a price not less than net asset value per BDC Share.~~

“Overhead Expenses” include overhead expenses of an ordinarily recurring nature such as rent, utilities, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, employee benefits (including insurance and payroll taxes) as well as allocable compensation for persons paid by the Adviser performing software implementation, data management, recovery services and custom development.

~~“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Fund, dated as of July 1, 2015, as amended by Amendment No. 1 to the Amended and Restated Partnership Agreement, dated as of June 20, 2019, as in effect prior to the Conversion.~~

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Portfolio Investment” means any Investment other than a Temporary Investment.

“Realization” means, with respect to an Investment, the repayment, sale, exchange, refinancing, redemption, recapitalization (other than an exchange, refinancing or recapitalization for securities of the Person in which such investment is made or any of such Person’s Affiliates) or other disposition by the Fund of all or any portion of that Investment for cash, securities or other property.

~~“Shareholder Agreement” means the agreement entered into between each Limited Partner and the Adviser or its Affiliate following Conversion, setting forth such Limited Partner’s continuing rights and obligations relating to its investment in the Fund. “SP Person” means (x) the partners and the employees of Silver Point Capital, L.P. or any of its Affiliates, and their respective family members and estate planning vehicles, and (y) the General Partner, the Adviser and their respective Affiliates.~~

“Temporary Investment” means, pending investment in any Portfolio Investment or cash distribution, investments in (i) U.S. government and agency obligations with maturities of not more than one year from the date the investment is made or other high-grade money market instruments, (ii) commercial paper with maturities of not more than six months and having a rating assigned to such commercial paper by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the U.S.) equal to one of the two highest ratings assigned by such organization, it being understood that as of the date hereof, such ratings by Standard & Poor’s Corporation are “A1” and “A2” and such ratings by Moody’s Investors Service, Inc. are “P1” and “P2,” (iii) bank deposit accounts, (iv) money market funds, and (v) certificates of deposit.

~~“Unaffiliated Investors” means any Investor that is not an SP Person.~~

Exhibit B:

AMENDED PROVISION OF THE DECLARATION OF TRUST

Section 2.3 Term and Election. The Trustees shall be elected at an annual meeting of the Shareholders and each Trustee elected shall hold office until his or her successor shall have been elected and shall have qualified or his or her earlier death, resignation, removal, adjudicated incompetence or other incapacity to perform the duties of the office of a Trustee. Any vacancies on the Board of Trustees may be filled only by the Trustees after the appointment of the initial Trustees. If there are three or more Trustees, then the Board of Trustees shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, as determined by the Board of Trustees, of one-third of the total number of Trustees constituting the entire Board of Trustees. Within the limits above specified, the number of the Trustees in each class shall be determined by resolution of the Board of Trustees. The term of office of the first class shall expire on the date of the first annual meeting of Shareholders following the listing of the Shares for trading on a stock exchange or market or such earlier date as the Board may designate (the “Relevant Date”). The term of office of the second class shall expire on the date of the second annual meeting of Shareholders following the Relevant Date. The term of office of the third class shall expire on the date of the third annual meeting of Shareholders following Relevant Date. Upon expiration of the term of office of each class as set orth above, the number of Trustees in such class, as determined by the Board of Trustees, shall be elected for a term expiring on the date of the third annual meeting of Shareholders following such expiration to succeed the Trustees whose terms of office expire. The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the death, resignation, removal, adjudicated incompetence or other incapacity to perform the duties of the office of a Trustee.